Exhibit 99.2

Hyperion – Q1 2005 Earnings
Conference Call

Event Date/Time: Oct. 21. 2004 / 2:00PM PT

EVENT DURATION: 1 HR, 3 MIN
PRESENTATION

Operator

Good afternoon ladies and gentlemen and welcome to the Hyperion Solutions first quarter fiscal 2005 earnings conference call. Today’s program is being recorded. Now for opening remarks and introductions I’ll turn things over to Lynn Snyder, Director of Investor Relations. Please go ahead.

Linda Snyder - Hyperion – Director, Investor Relations

Good afternoon. Thank you for joining us today as we discuss our results for our first quarter of fiscal 2005. During today’s call we may make projections or other forward-looking statements regarding future events or future performance for our company. I caution you the statements are only predictions and actual events or results may differ materially. I refer you to the documents we filed with the SEC including forms 10-K and 10-Q. These documents identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. The company undertakes no obligation to update the forward-looking statements to reflect future events or circumstances. Today, we will also discuss non-GAAP financial measures. For a quantitative reconciliation of those measures, please refer to our earnings release. The earnings release and today’s slides are available in the Investor Relations section of our website at www.hyperion.com. On our call today are President and CEO Godfrey Sullivan and our CFO David Odell. Godfrey and David have prepared remarks and then will be able for questions. We’re going to end today’s call promptly at 3:00 p.m. Pacific so we ask that you limit yourselves to one question each so that we can give everyone a chance to participate today. If we have time left after completing the first round of questions, you may queue up again to ask an additional question. There is one more item before we turn to our earnings. We’re holding our fall analyst day during the afternoon and early evening of November 11, near our Sunnyvale headquarters. We hope to see all of you there. Contact Nick Taber or me for additional information. And now I will turn the call over to Godfrey.

Godfrey Sullivan - Hyperion — Pres, CEO

Thank you, Linda. Welcome everyone to our conference call. Slide 4 please. We’re very pleased to report another quarter of excellent progress. In the September quarter, we grew license revenue 33% over Q1 last year to $57 million and increased total revenue 29% year over year to $160 million. Each of our 3 geos recorded year-over-year license revenue growth of 30-plus percent and total revenue growth of 25% or more. These results reflect the increasing strength of the business performance management category and the improving execution of our team. The demand for our financial applications continued to be very strong. Hyperion Planning and Financial Management each experienced double-digit year-over-year growth. We also closed the largest transaction ever for Hyperion Strategic Finance. We grew year-over-year revenues for Performance Suite and for the third consecutive quarter Performance Suite was the number one contributor of new customers, demonstrating that we are selling BI beyond the installed base. Our continued focus on expense management has resulted in further expansion of our pro forma operating margins. We delivered pro forma operating margins of 14% for the September quarter, which compares to 12% during the comparable period last year. This represents pro forma EPS of 39 cents per share, compared to 27 cents last year. Naturally, I’m very proud of our team’s continued execution and leadership. Now, I will turn the call over to David.

David Odell - Hyperion — CFO, Corp. VP

Thank you Godfrey and good afternoon everyone. There are several topics I would like to address today. First, I will summarize our financial results for the quarter and we will then provide an update on our stock repurchase program. I will conclude with our guidance. In my discussions, all of my comparisons will be year over year, unless I specify otherwise. Slide 6, please. Hyperion achieved solid first-quarter results. Total revenues of $160 million grew 29% with a 33% increase in license revenue, a 29% increase in maintenance revenue and a 22% increase in consulting and training revenue.

Slide 7 please. On a constant currency basis, excluding the benefit of a weak U.S. dollar, license revenue would have increased 30%, maintenance revenue would have been up 26%, consulting and training revenue growth would have been 19% and total revenues would have increased 26%. Slide 8 please. Looking at transaction metrics, the average selling price declined sequentially to $110,000. This compares to $133,000 in the June quarter. This is due to a few factors. First, we had only 2 transactions this quarter greater than $1 million. This compares to our average over the past couple of years of 4 to 5 transactions. Second, our Performance Suite products continue to bring us into many new accounts. We acquired 274 new customers in the September quarter, nearly equal to the record results posted in June and Performance Suite was the major driver for these new customer acquisitions. However, these are smaller transaction sizes and thus contribute to the lower ASP. Godfrey highlighted the success we’re having in winning new customers with Hyperion Performance Suite. The product is also proving to be a very successful compliment to our BPM solutions.

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In 3 of the top 10 transactions, Performance Suite was included along with other Hyperion products. And overall, close to 50% of the Performance Suite transactions were with Hyperion customers who had not previously bought from Brio. This validates our belief that we have a significant opportunity to cross-sell into the installed base.

In regards to our channel partnerships, we generated $15 million, or 27%, of our license revenue through our partners resulting in indirect revenue growth of 47% from the September quarter last year. No single partner represented more than 10% of total revenue during the quarter. Some of our key performers included IBM, Immix Technology, which sells into the government sector, and Stampa and Partners, a regional consulting partner in Switzerland. A diverse group of partners contributed to our license revenues. This is testament to the strength of our partner channels and the value that Hyperion’s business performance management solutions are delivering to their customers. Slide 9 please. Software license revenue gross margins remain consistent on a sequential basis. Gross margins for maintenance and services improved about 2.5% compared to the June 2004 quarter. This margin expansion occurred in both customer support and in the consulting business, where we used fewer subcontractors to drive consulting revenues. Operating margin measured on an U.S. GAAP basis was 10.4%, down from 12% reported last year.

Now, excluding specific revenue and expense items, such as the deferred revenue write-down, amortization of intangibles, amortization of deferred stock-based compensation and restructuring costs, our pro forma operating margin was 14.2%. This compares to 12.4% for the same period last year. By continuing to focus on profitable license revenue growth and prudent expense management, our EPS results were strong on both a GAAP and pro forma basis. First-quarter net income as reported in accordance with U.S. Generally Accepted Accounting Principles increased 20% to $11.6 million, or 29 cents per diluted share, and this compares to net income of $9.7 million, or 26 cents per share, last year. Our Q1 non-GAAP pro forma net income increased 58% year over year, to $15.7 million, or 39 cents per diluted share. These results compare to non-GAAP pro forma net income of $9.9 million, or 27 cents per diluted share, for the first quarter of last year.

Slide 10 please. Now, turning to the balance sheet, we generated $30 million in cash from operations. Cash and short-term investments totaled $363 million. This compares to $368 million we reported last quarter. DSOs declined 5 days sequentially to 63 days. Looking at deferred revenue, it declined approximately $7 million on a sequential basis. This is primarily due to seasonal factors in EMEA, as many of our countries invoiced our customers for maintenance renewal on a calendar year basis. Slide 11 please. With respect to our $75 million stock repurchase program authorized by the Board in May, we repurchased 941,000 shares at a weighted average purchase price of $37.35 during the September quarter. Total cash used was $35.2 million. We have $33.7 million remaining under this program and we will continue to execute on it subject to market conditions and other factors.

Slide 12 please. I will now address our guidance for Q2. We expect December quarter revenues to be in the range of $166 to $170 million. On a GAAP basis, we expect December EPS to be in the range of 24 to 29 cents per share. We expect non-GAAP pro forma EPS to be in the range of 37 to 42 cents. This assumes diluted shares outstanding of 40.5 million and an effective tax rate of 35%. We are on schedule to move into our new worldwide headquarters this quarter. As planned, we will exit our Sunnyvale and Santa Clara offices and relocate those employees into the new facility in November and December. As I mentioned on the July earnings call, this will result in a restructuring charge of approximately $6 million in the December quarter. The quarterly non-GAAP pro forma guidance excludes the amortization of purchased intangible assets, amortization of deferred stock-based compensation and restructuring costs associated with our new worldwide headquarters facility that I just mentioned. We have provided a reconciliation of the differences between GAAP EPS and non-GAAP pro forma EPS in our earnings press release, which is posted in the IR section of our website.

Now, for purposes of your modeling, we expect that beginning in Q3 of fiscal ‘05, in our March quarter, that the non-GAAP pro forma reconciling items will total 4 cents per share. That will be through fiscal year ‘06. There are a few things we considered as we prepared our guidance. First, we have assumed an organic license revenue growth rate in the mid- to high-single digits. This would result in Q2 license revenues of around $63 to $66 million. The second consideration is that we expect a sequential increase in total expenses of about $6 to $7 million. Now, this is in addition to the $6 million restructuring charge I mentioned a moment ago. This increase of $6 to $7 million is due to higher compensation and marketing costs. Compensation expense will be higher due to the annual salary merit increase taking effect in October. We also expect higher variable compensation on higher revenues and we have planned to hire additional presales, sales, and consulting head count. Finally, we expect to increase our field marketing initiatives to take advantage of the positive demand environment. As you can see, we’re focused on investing in revenue growth. In Q1, we performed well from an EPS standpoint as we were extremely vigilant about watching our expenses during what is historically our weakest quarter. As we enter Q2, we will continue to invest to grow the business while maintaining our focus on operating margins.

Slide 13. In summary, we’re very pleased with our solid results. We grew revenues, improved our pro forma growth and operating margins and exceeded our EPS guidance. We’re continuing to execute on the stock repurchase program and we generated meaningful cash from operations. Our strong balance sheet continues to stand ready to support our future growth objectives. Going forward, we will continue to focus on leading the business performance management category, by gaining market share via

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profitable revenue license growth. And now I will turn the call back to Godfrey.

Godfrey Sullivan - Hyperion — Pres, CEO

Thank you, David. We continue to build on our vision for business performance management. Hyperion is the only company that has a combination of market share leading financial applications, the reference standard OLAP technology and Essbase 7X, and the easiest to use solutions for dashboards and management reporting. Our demand drivers are intact. Our customers need more transparency from their numbers and greater insight to improve their operating performance. Hyperion has the most complete set of solutions. We provide rapid ROI with fast deployments and we enjoy trusted relationships with our customers. Our Q1 results reflect the unique opportunity that we enjoy. Our wide range of solutions means that we can start a customer relationship from multiple points of entry. From planning and modeling, from consolidation and statutory reporting, from management reporting and of course, from sophisticated analytics, we drive customer success as a first principle and our relationships expand from that success.

A good example of customer expansion is De Lage Landen in the Netherlands, a provider of asset-based financing. Expanding on their successful Planning, Financial Management and Essbase implementation, the company recently purchased additional licenses for our full BPM suite. They will roll out their expanded system to more than 300 employees worldwide for KPI monitoring, integrated consolidations, planning, budgeting, financial reporting, and operational reporting on resource planning. As I mentioned previously, demand for our financial applications continued to be very strong. Sarbanes-Oxley and increased emphasis on transparency and accountability continue to provide a tail wind for Hyperion and our applications are recognized as the gold standard in the market. A major Hyperion Planning win was UCLA, California’s largest university. UCLA has been using Hyperion Essbase for more than 8 years. They will now implement Planning campus-wide to the Chancellor’s office, department chairs, managers and the finance teams throughout the UCLA organization. A major HFM win during Q1 came from ITOCHU International, a Fortune Global 500 company and a leader in telecommunications technology. ITOCHU has been a satisfied Hyperion Enterprise customer for 10 years and they will now upgrade to Hyperion Financial Management to streamline their reporting process.

The largest Strategic Finance win ever came from ABB, a European leader in power and automation technologies with operations in more than 100 countries. ABB made its first purchase of Strategic Finance about a year ago. Based on that success, they will now expand use of the product to more than 400 users worldwide for global financial modeling. Performance Suite had another strong quarter. One of our top 10 transactions was a Performance Suite only win at a major West Coast technology company. They currently use Performance Suite for operational reporting across several groups in the U.S. and due to that success, now plan to roll it out globally to more than 30,000 users. I’m very proud to tell that you Performance Suite was recognized in September by Computer World as the most innovative technology for dashboard creation. We’re pleased to have been selected and the only BPM winner from a list of 270 customer nominations. Hyperion Essbase was included in 5 of our 10 largest transactions. A major Essbase win was at Serco, a U.K.-based service provider focused on the public sector. A long-time user of Enterprise, Serco purchased Essbase to deliver management reporting and analysis of both financial and operational data.

Slide 16 please. We held our marketing launch for Essbase 7X in September and excitement continues to build. Essbase 7X, which was we how we branded the product formally known as Essbase 7.1 or project Ukraine. Essbase 7X is the most innovative release since the product’s introduction 12 years ago. Its speed and performance are setting new industry standards for enterprise analytics, helping us to expand beyond finance into operational domains and increasing the product’s addressable market. Customers rave about 7X’s performance gains. Customers like the County of Ticcino, Switzerland, that have compressed its database from 2 gigabytes down to 8 megabytes and improved their response time from about 60 minutes down to only a few seconds. Industry analysts like Henry Morris of IDC pointed to the expanded range of applications that Essbase can support and Andy Kellett of the Butler Group praised its “massive and perhaps unrivaled scalability.” Some of our Essbase 7X beta customers who have gone live include retailer Abercrombie and Fitch, La Bella Easo of Spain, German reinsurance company Hanover Re, Verizon, and financial services firms ABN AMRO and Hudson Advisors. Hudson Advisors’ CIO cited the dramatic impact that the improved calculation times are having on their reporting efficiencies. As we’ve said previously, we expect Essbase 7X to drive incremental revenues beginning in calendar year 2005.

On the marketing front, we held a very successful European-wide Solutions conference in Paris. We hosted more than 1,100 attendees including customers and partners from Europe, Australia and Africa. It was a standing room only event — in the 80 breakout sessions at the Expo Center, at the partner forum and at the dashboard workshop, which took customers through a hands on, build your own dashboard demo. Customers are responding enthusiastically to our new dashboard builder, a wizard-driven application builder for point and click dashboard development. All in all, European Solutions was a really effective and powerful showcase for our products, our customer, and our partners. From an organization perspective, we continued to attract world-class talent and have added another executive with a proven track record to our field management team. Mercedes Ellison recently joined Hyperion as VP of Global Partner Sales, taking over John Pierson’s previous job. As many of you know, we promoted John to the position of VP of the Americas some time back. Mercedes has an

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impressive record of building partner programs and driving channel growth at companies like BEA systems and Siebel. Her charter is to continue strengthening our channel relationships, which of course are critical to driving the adoption of our solutions as enterprise standards.

Slide 17 please. In closing, I’m very proud of the Hyperion team. I want to thank our employees, partners and customers for yet another strong quarter. Hyperion is in a great position and I’m very excited about the opportunities that lie ahead of us. We also look forward to seeing all of you at our analyst day on November 11, where we will bring you up to date on our company development and our product direction. Thanks for joining us today and now operator we’re ready to take questions.

QUESTION AND ANSWER

Operator

Our first question will come from Ross MacMillan with Morgan Stanley.

Ross MacMillan - Morgan Stanley — Analyst

Thank you, can you hear me?

Godfrey Sullivan - Hyperion — Pres, CEO

Hi, Ross.

Ross MacMillan - Morgan Stanley — Analyst

I just had a quick question on -  - well, first of all, on Europe. It seems that in software this quarter, Europe was pretty good, actually, across the board and I did notice that you guys sort of were flat on licenses sequentially. But again, fourth quarter was sort of in line with the prior quarter in Europe. I just wondered if you had seen improvement in Europe, if you found that this, which is typically a seasonally weak quarter, ended up being a stronger quarter than you expected?

Godfrey Sullivan - Hyperion — Pres, CEO

Ross, the performance on a geo basis was pretty consistent with what we normally see in a Q1 scenario. The Americas tends to be the strongest in Q4 on seasonality, and then it gets a little weaker in Q1. Europe tends to traditionally be a strong geography for us in Q1 and the splits this quarter were pretty much consistent with what we’ve seen in prior Q1 experiences.

Ross MacMillan - Morgan Stanley — Analyst

Okay. Thanks. Maybe just one very short one as well. On the head count, it was down sequentially, and I just wondered if that reflects some of the timing events as you transition the mix and resources between the U.S. and offshore, as you’ve stated before?

David Odell - Hyperion — CFO, Corp. VP

Hi, Ross. This is David. That does reflect the timing of the engineering shift, where we had off shored about just under 500 headcount to India, in the July time frame.

Ross MacMillan - Morgan Stanley — Analyst

That’s great. Thank you very much.

Godfrey Sullivan - Hyperion — Pres, CEO

Thank you, Ross.

Operator

Next we will go to Tad Piper with Piper Jaffray.

Tad Piper - Piper Jaffray — Analyst

Thanks, guys. Solid quarter.

Godfrey Sullivan - Hyperion — Pres, CEO

Thank you, Tad.

Tad Piper - Piper Jaffray — Analyst

A couple of things. Can you talk about how many heads you intend to add and can you get specific about on the sales side what your target is, and also, how far are you in that process? I mean $6 to $7 million sequentially in headcount adds — unless you’re a big part of the way there — seems pretty aggressive in just 3 months to add that much in costs.

David Odell - Hyperion — CFO, Corp. VP

Okay Tad, let me go ahead and clarify that for you. So there were really 4 components I was just trying to call out so people would understand how it all works going sequentially from Q1 to Q2. So there were 4 elements. The first element was the impact of the annual salary merit increase that is effective on October 1. That’s about $1.5 million. The second component is higher variable compensation on a higher revenue base. We estimate that to be

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roughly $1 million. Okay? The third component would be additional headcount. And so what Burton will be doing is adding up to 50 people in the field organization. So when I refer to the field organization, I’m calling out pre-sales, sales and consultants. Right? The people who are driving and pulling revenue. That will happen regularly through the quarter. We’re estimating that between $0.5 million and $1 million. And then finally we just called out additional spend on field marketing for demand generation activities. We do tend to back off a little bit in our September quarter because it is seasonally weak for us, so we will see a sequential increase in the spend there and that could be up to $1 million. So those are the large components to make up the sequential $6 to $7 million increase in Op Ex.

Tad Piper - Piper Jaffray — Analyst

Okay. That’s 4 million.

David Odell - Hyperion — CFO, Corp. VP

Right.

Tad Piper - Piper Jaffray — Analyst

If I add them up.

David Odell - Hyperion — CFO, Corp. VP

Right. So you’re going to have a little bit of T&E coming in, okay? So you got to look across the board. We’re really holding back on expenses in September.

Tad Piper - Piper Jaffray — Analyst

Right.

David Odell - Hyperion — CFO, Corp. VP

Okay?

Tad Piper - Piper Jaffray — Analyst

Okay. And then just a follow-on, sort of along the same line, you obviously did a very good job saying in the long term when you target 15% operating margins, you’re basically there. Do you have a new target you would like to put out there? What you’re striving there longer term for the company?

David Odell - Hyperion — CFO, Corp. VP

What we’ve been telling people is when the company hits the $700 million threshold from a revenue standpoint that we would expect pro forma operating margins would be at 15%. People then say, well, what happens after that? Do you stop trying to grow your operating margin? Just reinvest everything in the business? And our reaction to that has been no. We made great progress on expanding our operating margins and we will continue to focus on that and that’s really the guidance we’re giving. As we grow beyond $700 million, it will continue to be the mantra that we have profitable license revenue growth.

Godfrey Sullivan - Hyperion — Pres, CEO

As Jeff Rodek liked to say, when we got to 10% we would take a day off and head for 15. And when we get to 15, we’ll take a day off and head for somewhere higher than that.

Tad Piper - Piper Jaffray — Analyst

Okay. So can we say what that “higher than that” is?

Godfrey Sullivan - Hyperion — Pres, CEO

No. I will leave it at our — - I don’t mean to be flippant, Tad. It’s just we will leave the guidance where it is now and we will prove it out in the marketplace but we will have more to say about it as we get further in the year.

Tad Piper - Piper Jaffray — Analyst

Thanks.

Godfrey Sullivan - Hyperion — Pres, CEO

Thank you.

Operator

Next we have Frank Sparacino with First Analysis.

Frank Sparacino - First Analysis Corp. — Analyst

Hi, guys. I wanted to focus on the Americas for a second. If you look at license growth on a year-over-year basis and we add back Brio in the year-ago period, essentially we were flat year over year and I know there were some difficulties last year so that made it an easy comp. I was just wondering what the situation in North America was like this quarter?

Godfrey Sullivan - Hyperion — Pres, CEO

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Frank, this is Godfrey. So the Americas tend to do the best of our geos in Q4 and they always seem to move on a percentage basis if you look at the 3 geos, they kind of swing up and finish off in Q4 as the strongest of the 3 geographies. And then they always seem to have the toughest job coming out of the hole in Q1. So it was a little bit of a soft quarter for the Americas in Q1. They did drive positive license revenue growth — low single digits and we’re really quite optimistic about the future. But you know, Q1 is Q1 for the Americas and it seems to have sort of proven it out that way over a few Q1s now, not just last year.

Frank Sparacino - First Analysis Corp. — Analyst

Okay, then maybe a follow-up to that. If you look at your platform business and the tools, and I know you guys don’t break this out any longer, but if you assume that the market is growing 5% to 10%, which is where most of the industry analysts community is at, where do you guys feel you’re at? Are you at the low net range — the high end of that range?

Godfrey Sullivan - Hyperion — Pres, CEO

I’m sorry in the platform business, what did you say?

Frank Sparacino - First Analysis Corp. — Analyst

I don’t know if you want to look at Essbase separately or Essbase and Brio together or how you want to look at that?

Godfrey Sullivan - Hyperion — Pres, CEO

Well, I would tell you that in the quarter just completed our applications business grew stronger than our platform business but our platform business was very healthy. The thing we continue to learn about the platform business is that there are some customers who in days past might have had a solution or problem for which we would have prescribed a multi-dimensional database approach. Now that we have integrated Brio successfully into the company, we go there with a very open mind about what the best solution might be and sometimes we complete a platform opportunity with a relational solution and sometimes a multi dimensional and sometimes a combination of the two. So I really don’t spend too much time trying to figure out which of the two products is in a growth rate as much as are we able to provide the customer with the right level of solution but that’s how I think about the platform business. The apps business grew faster last quarter.

Frank Sparacino - First Analysis Corp. — Analyst

Okay, thanks, Godfrey. Nice job, guys.

Linda Snyder - Hyperion – Director, Investor Relations

I would like to remind all of you that we would like you to ask only one question this round. We appreciate all of your interest but we have a long queue of people waiting to ask a question. Thank you.

Operator

Next with Goldman Sachs we have Rick Sherlund.

Chris Sailer - Goldman Sachs — Analyst

Hey, it is Chris Sailer for Rick. To follow-up on Frank’s question, if the applications grew double digits and Performance Suite sounded like it had a pretty good quarter and then organic growth was sort of in the mid-single digits, would it be fair to assume that the technology business was kind of flattish? And I guess then if that is the case, would you expect 7X to have given a little bit more of a boost with that product cycle in the quarter?

Godfrey Sullivan - Hyperion — Pres, CEO

Hi, Chris. What we’ve been saying all along, and I really stick by this, is that I kind of look at this summer and this fall as the development environment for 7X. We have so many customers that are looking at the product, that are happy with its performance, but they’re in some sort of a build mold, they’re in a test mode, they’re running Sandbox. Our large customers have monster applications on top of Essbase and 7X represents a significant upgrade for them. It is not just plug the CD in and let it run. So as they consider what to do about aggregate storage, how to take advantage of these kind of performance improvements, some of them rethink the way their outline is designed — some think about the way they do their shared members. There is a lot of moving parts and so we have a lot of customers who are in that cycle but I would say most customers on the Essbase side are in their test or production - — sorry, test or development cycle, not in a production or expanded seat cycle. So I just think 2005 is the year for us to demonstrate some growth on the Essbase side. I’m very happy with where 7X is right now and give it is a couple of quarters and I will come back and hopefully give you some numbers that are more impressive.

Chris Sailer - Goldman Sachs — Analyst

Great. Thanks, guys.

Godfrey Sullivan - Hyperion — Pres, CEO

Thank you.

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Operator

The next question will come from Hari Srinivasan with Banc of America Securities.

Hari Srinivasan - Banc of America Securities — Analyst

Hi, Godfrey. I was wondering if you could give us some kind of a qualitative comment on revenue growth beyond the second quarter? As we look into the second half of fiscal ’05, where do you think the revenue growth should be coming from?

Godfrey Sullivan - Hyperion — Pres, CEO

So you guys know that we tend to give guidance one quarter at a time. We have not changed in our Q2 outlook the models that are currently on the Street. I will ask David to describe that more specifically. But right now, I’m feeling pretty comfortable with quarterly guidance as a way to run the business. And maybe after I’ve got a few more turns at the wheel here, I will feel better about giving you a further outlook but David if you want to describe the models that would be fine.

David Odell - Hyperion — CFO, Corp. VP

Okay. Hari, Dave here. So the way we’ve really talked to the Street about it is we’ve looked at the IDC forecasted growth rates for both the BI and the BPM categories. And when they forecast BI they’re looking at 4% to 5% and they’re looking at forecasting business performance management at 10% to 11%. And we said we think those are reasonable medium term growth rates for us to look to. We think that from a BI perspective, though, given we’re coming off a small base from Brio, it is very reasonable for us to grow that core BI business, that query and reporting relational business, at a faster rate than the market. But the benefit there is we have a smaller base off of which we are growing.

Hari Srinivasan - Banc of America Securities — Analyst

A quick follow-up. Can you help us understand some of the factors that have caused an improvement in revenues from the BI side, historically, that’s been a weak point in Hyperion?

David Odell - Hyperion — CFO, Corp. VP

You’re saying how we have been able to execute so successfully on the Brio acquisition?

Hari Srinivasan - Banc of America Securities — Analyst

I’m talking about the entire BI portfolio, as you look at the technology and the Performance Suite. That seems to be definitely having a higher momentum than the past few quarters compared to let’s say three or 4 quarters ago.

Godfrey Sullivan - Hyperion — Pres, CEO

Hari, I would just say that we recognized before the Brio acquisition that we really needed to have a solution for the fairly sizable market that’s represented by relational reporting — the sort of management reporting space. And we had the best OLAP solution in the marketplace but we needed to be able to provide relational reporting for the management side. So I would say it is having both the best OLAP product on the market and a great product — certainly the easiest to use, the easiest to install and deploy now — in the management reporting side so you need both to have a great platform. And we’re just pleased that we’re making the kind of progress we are on that side and we stay focused at it. I don’t want to oversimplify it, I just think that is kind of it.

Hari Srinivasan - Banc of America Securities — Analyst

Okay. Thank you.

Operator

The next question comes from Adam Holt with J.P. Morgan.

Derek Wong - J.P.Morgan — Analyst

Hi, this is Derek Wong in for Adam Holt. Kind of going back to the Essbase question on the Essbase 7X. Just curious as to if you could drill down on to the impact of that release with your HFM business? Any sort of synergy there that you could give us a little bit more color on? And number two, just quickly on the balance sheet on deferred revenue. It looks like it declined a little bit more so than seasonality or is there something here you can give further color on?

Godfrey Sullivan - Hyperion — Pres, CEO

Hi, Derek on the Essbase to HFM linkage I don’t usually ascribe a direct linkage between those two but what we did a year or two ago was put functionality into HFM. It is called extended analytics and it makes for a really easy back and forth between HFM and Essbase, any time a customer runs out of analytic power inside of HFM, which is not frequent. But when they do they can easily type that data ever to Essbase and do all the sophisticated dimensionality there and then ship it back again. So we have customers that are doing that and doing that successfully. I don’t know yet, it is probably a little early to tell about what impact 7X would have on HFM customers that are using Essbase for extended

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analytics. I think what’s probably the bigger opportunity for us is just customers who have their Essbase system run successfully. It runs quietly, it does its job and they’re very dependent on it but this is the thing that stirs up a lot of customers. 7X is what stirs up a lot of customer activity to look at new application opportunities, to look at new things they can do with Essbase. When we had our guest from British Airways over at the press conference in Europe, he described performance improvements from 20 hours down to a few minutes. They actually didn’t think that the product loaded successfully it ran so quickly. And as a result of that, he described 3 or 4 areas where the company could now develop additional applications that are almost real-time applications. So I almost see 7X as a complement technology to HFM. And the fact that there is so much excitement built around it will help us across all customer environments. David, do you want to take it?

David Odell - Hyperion — CFO, Corp. VP

Sure, Derek, your question related to the deferred revenues and so a reminder for everybody out there, the deferred revenue balance, the vast majority, nearly all of that relates to deferred maintenance contracts. Yes there is some deferred revenue out there related to software transactions, consulting, maybe a little bit of a training where there is a prepay and what have you, but where you tend to see the movement is around the maintenance side of the contracts and that was really the case here in the September quarter. Because we went and looked at that and what we saw was in Italy, in France, in Spain, those southern European countries, they tend to invoice on January 1 of every year for your maintenance renewal, regardless of when you bought the software, so it tends to trail down. And that was the one large driver of the delta that you’re seeing on balance sheet on a sequential basis.

Derek Wong - J.P.Morgan — Analyst

Thank you.

Godfrey Sullivan - Hyperion — Pres, CEO

You bet.

Operator

Next we go to Brent Williams with KeyBanc Capital Markets.

Brent Williams - KeyBanc Capital Mkts/Mcdonald — Analyst

Yeah, just one question on Essbase 7X. Would you see the incremental revenue that you’re looking for to be coming from larger deal sizes than had typically been the case in the past or is really more deal count?

Godfrey Sullivan - Hyperion — Pres, CEO

Hi, Brent. Godfrey here.

Brent Williams - KeyBanc Capital Mkts/Mcdonald — Analyst

Hi.

Godfrey Sullivan - Hyperion — Pres, CEO

I would expect that to come from seat expansion as existing customers drive the new applications off of their existing cubes. I mean that is really the essence that Essbase can now provide almost real time management reporting but with this, multidimensional cubes provide the strength of very high concurrent users and sub-second query times. So where relational databases fall apart is when you try to get a fast query time out of them — you give ask it a question that is sort of a compound sentence and you get a very long query response — and Essbase is typically able to provide that query response in typically half a second and that’s been the strength of multi-dimensional over time. So Essbase being able to load and calculate massive amounts of data will enable our customers to expand their usage to operational reporting that is almost real time in nature. So short answer to your question, I think it comes from seat expansion. With that said Brent, I will follow it on and just say that Essbase was the number two product this past quarter in terms of new customers. So it is not like we’re not going into new customers. It is just I think that’s where 7X really delivers the mail.

Brent Williams - KeyBanc Capital Mkts/Mcdonald — Analyst

So in terms of the transaction size of the seat expansion deal, do you think that this is going to be a narrower but set of deeper transactions? Or is it going to be more broad reach with the accounts that you’ve been doing to date?

Godfrey Sullivan - Hyperion — Pres, CEO

Early indications from customer conversations would indicate that broad is the answer.

Brent Williams - KeyBanc Capital Mkts/Mcdonald — Analyst

Great. Okay. Thanks.

Operator

Next question comes from Ed Maguire with Merrill Lynch.

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HYSL — Q1 2005 Hyperion Earnings Conference Call

Ed Maguire - Merrill Lynch — Analyst

Yes, good evening. Could you comment on the opportunity pipeline, just qualitatively in terms of where you see most the promising incremental opportunities, between planning, HFM, Strategic Finance and the platform? And also comment on how many pure BI opportunities you’re finding yourself engaged in?

Godfrey Sullivan - Hyperion — Pres, CEO

Well, the pipeline looks pretty consistent with past quarters and when we see that, we see a pretty balanced view across all the products. We really view part of the strength of Hyperion is the fact that we have 4 places, 4 entry points into customer activity. And right now, all 4 of those areas — the consolidation business, the planning and modeling business, the pure analytics and the relational management reporting — all of those are showing a lot of promise right now. So I’m not ready to declare on any but our applications business for the last few quarters has been growing a little faster than our analytics business. So that would be the — if you just take that trend and move it forward, that would be the answer you would come up with. But I would like to see our reporting business grow even faster than it is growing now.

Ed Maguire - Merrill Lynch — Analyst

Okay. Thank you.

Godfrey Sullivan - Hyperion — Pres, CEO

Thanks a lot.

Operator

And moving on with Wedbush Morgan Securities we have Nathan Schneiderman.

Nathan Schneiderman - Wedbush Morgan Securities Inc. — Analyst

Hi, guys. How are you doing?

Godfrey Sullivan - Hyperion — Pres, CEO

Hi, Nathan.

Nathan Schneiderman - Wedbush Morgan Securities Inc. — Analyst

A question for you on the competitive environment for financial applications. I was wondering if you could give us an update on what you’re seeing in competition particularly versus Cognos’ Planning product and SAP? And when you address that, any change in the sales cycles you’re seeing there or the pricing environment? And what’s your sense on whether Sarbanes-Oxley will actually start to boost the demand curve for the products next, particularly in ’05?

Godfrey Sullivan - Hyperion — Pres, CEO

Nathan, our win/loss reports tell us that we’re winning more than our fair share of both the Planning and of course, we’re winning a vast majority of the Financial Management competes. So we feel pretty good about the win/loss ratios and I would expect for that trend to continue in the future. We have not seen a significant change over the last 2 or 3 or 4 quarters in our win rates. So that’s how I see it.

David Odell - Hyperion — CFO, Corp. VP

On Sarbanes?

Godfrey Sullivan - Hyperion — Pres, CEO

Oh, sorry. On Sarbanes, we predicted a year, year and a half, ago that Sarbanes would be primarily a consultant driven process activity during the first year or so. And then we would start to see customers sort of come out of the compliance mentality and start using 404 and Sar-Box as a way to drive more best practices and we’re starting to see companies sort of looking over the horizon, and asking themselves questions about how can we improve — now that we sort of having the processes documented and we feel like we can get through the end of the year with our skin attached — how can we actually move beyond compliance now? And move into best practices, better transparency, better reporting, better analytics? And so we’re starting to see the second wave just beginning. And we generally feel that that is pretty good for us. And I believe that is showing up in the strength of the Planning and the HFM business. And long term it will be great for our analytics business and our relational reporting business.

David Odell - Hyperion — CFO, Corp. VP

Nathan, this is David. Just following up on your question about the pricing environment, we haven’t seen any change in the past several quarters from a discounting standpoint.

Nathan Schneiderman - Wedbush Morgan Securities Inc. — Analyst

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HYSL — Q1 2005 Hyperion Earnings Conference Call

Okay. And then part of the question that was hanging was any change in the sales cycles? Are they staying the same, shortening, lengthen in this financial application area? And I gather from your prior comment, you believe the demand will start to increase because of Sarbanes?

Godfrey Sullivan - Hyperion — Pres, CEO

Yes, I have not seen a significant change in the sales cycle. That said, I think all sales cycles still are longer than they were a year or two or three ago. There is more — all the old constraints like higher levels of approvals and deals going higher up the chain in order to get less, all that stuff is pretty much still true today that was true a year ago. It is not like the purse strings have all been cut loose but I think the sales cycle in terms of length is pretty consistent with where it was. And yes, I believe that Sarbanes is sort of on the verge of becoming a demand driver.

Nathan Schneiderman - Wedbush Morgan Securities Inc. — Analyst

Thanks very much.

Godfrey Sullivan - Hyperion — Pres, CEO

Thanks, Nathan.

Operator

Eric Upin with Wells Fargo Securities.

Eric Upin - Wells Fargo Securities — Analyst

Yeah, thanks very much. Most of my questions were asked but just two quick things. Can you just give an update on just how you find the sales force? And its organization and with the new leadership that you brought on, both late last year and early this year, is that cemented in place, in terms of its organizational structure? And then secondly, with that, what are the opportunities you see in terms of just penetrating the existing customers and leveraging existing relationships? How much of that is part of the plan looking forward? And how are you going to convert that to really leveraging the install base and getting more revenue from that base?

Godfrey Sullivan - Hyperion — Pres, CEO

Okay, thanks. Well, the sales, the field leadership is just in great shape. Burton has done a fabulous job of building a senior team that has direct reporting relationship. Just very, very happy with what I see there. I’m happy with the principals that he has imparted to the field, to focus on customer success. We know historically that our 7-figure transactions all come out of 6-figure customer success stories. We don’t get lucky. We earn those large transactions the hard way. And the field is completely focused on having strategic account relationships, trusted relationships, with our large customers and forming a team model around that that delivers customer success. I’m very pleased with the direction we’re headed at the worldwide level, at the Americas level, and all the other places where we’ve had some rotations over the last couple of years. So I’m very pleased with that. And David, you want to take the install base penetration?

David Odell - Hyperion — CFO, Corp. VP

Well, from a penetration standpoint, what we saw this quarter Eric, is it was almost 50% of our Performance Suite transactions were into the Hyperion install base that had not previously bought the Brio product. So we’re seeing really good success selling Performance Suite into our install base and see that that is a very large opportunity ahead of us.

Operator

Next, we have Kash Rangan with Wachovia.

Kash Rangan - Wachovia Securities — Analyst

Hi, just a quick question. After the fiscal year closed up, where did you guys end up in terms of any sales re-org, account reassignments, given the integration of Brio into the Hyperion sales force? And also, as a derivative to that, if you can walk us through where you stand in terms of product integration? I know there had been talks about Phase I, Phase II, Phase III - where do you stand with regards to the product road map for getting Brio completely integrated into the Hyperion suite? That’s it, thanks.

Godfrey Sullivan - Hyperion — Pres, CEO

Thanks. So probably the biggest change is that in moving to a teaming model around the world for FY ‘05 is that we have structured a BI sales force that is an overlay sales force to our core sales force. So our core sales force, our core field organization is primarily segmented the way you would expect with strategic accounts, named accounts, territories and the like. So we have sales people who are assigned that way. We also have a BI overlay sales force that helps on a geographic basis around the world and those people carry product quotas to help drive our analytics and our relational reporting business. So that’s been the primary change on a structural basis around the world. And it seems to be working really well. On the product direction, I would really encourage you folks to come to the investor conference on November 11. We plan to spend a substantial amount of time describing what we’re doing on the innovation side, and where we see our product integration

Final Transcript

HYSL — Q1 2005 Hyperion Earnings Conference Call

headed as a way to develop sustained competitive differentiation. So I will skip that for the call today but you will certainly get a big dose of it at the analyst meeting.

Operator

We now have Mark Verbeck with Smith Barney.

Mark Verbeck - Smith Barney Citigroup — Analyst

Thank you. Congratulations on the quarter.

Godfrey Sullivan - Hyperion — Pres, CEO

Thank you, Mark.

Mark Verbeck - Smith Barney Citigroup — Analyst

Are you seeing anything either from industries or from partners that are starting to develop where you’re seeing something developing in terms of something new? Whether it be your Deloitte relationship or how -- is there a version of 7 -- of the new 7.1 for DB2? Anything along those lines?

Godfrey Sullivan - Hyperion — Pres, CEO

Okay, so probably the thing that was the most encouraging to us in the past quarter was that our indirect revenue was really varied and a lot of it came from a wide mix of partners. It was both healthy, it delivered substantial growth over the prior year and it was a wide range of partners. And most of that partnering activity came off of either Essbase or off of Performance Suite. That tends to be where our partnering activity is primarily targeted and had a very nice growth rate. So we’re very pleased with the partnering activity. As it relates to -- I just lost the second half of your question.

Mark Verbeck - Smith Barney Citigroup — Analyst

DB2?

Godfrey Sullivan - Hyperion — Pres, CEO

Oh, DB2, sorry. I believe DB2 is now shipping. No?

David Odell - Hyperion — CFO, Corp. VP

Yes.

Godfrey Sullivan - Hyperion — Pres, CEO

Yes. So 7X, the aggregate storage version of 7X is now shipping under DB2 OLAP. So that is all work in progress. It is on schedule. And everything is good.

Mark Verbeck - Smith Barney Citigroup — Analyst

Okay. Great. Thanks.

Godfrey Sullivan - Hyperion — Pres, CEO

Thanks.

Operator

Now with UBS we have Martin Cecchetto.

Martin Cecchetto - UBS — Analyst

Thanks. If you could talk a little bit how successful have you been with selling BI with your financial apps products with new customers? And also, you’ve talked about being able to sell Brio into your installed base, where customers haven’t used Brio before. Are they replacing other competitors with Brio?

Godfrey Sullivan - Hyperion — Pres, CEO

David?

David Odell - Hyperion — CFO, Corp. VP

A couple of examples we can give you. So when we look at the top 10 transactions for the quarter, 3 of those top 10 were -- think of them, Martin, as bundles where you had the Performance Suite product being bundled in with other core Hyperion products — whether it’s Essbase, Financial Management Planning, Strategic Finance, what have you. So you can take that out to the top 15, and it was one-third of the top 15. And so you really are starting to see that at the top end of the transaction mix, where the sales force is successfully bundling that and the customers have a need for that it. You said -- the second part of your question was selling BI?

Martin Cecchetto - UBS — Analyst

Yeah, were you saying you were selling Brio into your installed base where they haven’t used Brio before? I would expect maybe they were using other customers and maybe they still are, or maybe they are replacing with Brio exclusively.

David Odell - Hyperion — CFO, Corp. VP

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HYSL — Q1 2005 Hyperion Earnings Conference Call

Right.

Martin Cecchetto - UBS — Analyst

Can you comment on that?

David Odell - Hyperion — CFO, Corp. VP

Right, Martin. So that data is more anecdotal than it is quantitative but you certainly see instances of that. You certainly see instances where customers are looking to standardize on Performance Suite at the account level but other times, it is really more of a value proposition where they see what Performance Suite can do in lieu of what they already have.

Martin Cecchetto - UBS — Analyst

Can you comment on how often that happens? Just anecdotally?

David Odell - Hyperion — CFO, Corp. VP

Well, I would be giving you anecdotal numbers which is kind of contradictory. Right? So I can’t give you a specific number or metric. It is really more of the function of the conversations that we’ve had with the sales force, the sales management when we’re at various events.

Martin Cecchetto - UBS — Analyst

Okay. Fair enough. Thank you.

Operator

Next, we have Mark Murphy with First Albany.

Mark Murphy - First Albany Corp. — Analyst

Thank you. Good job on the quarter. Godfrey, I’m curious why you think that there were fewer large deals in the quarter. Would it be fair to say that there were fewer large deals that were forecasted in the pipeline for the quarter? Or is it possible that a few of the deals maybe were pushed out into the future?

Godfrey Sullivan - Hyperion — Pres, CEO

Hi, Mark. You know, every time you have a quarter where you have fewer large deals, your first temptation is to say well, we’ll sweep those up in the first couple of weeks in the following quarter or we will just sweep them up in the following quarter and you never know the answer to that until the following quarter is over. So I will tell you that the Americas had their normal sort of soft Q1. There wasn’t much in the way of large transaction activity in the Americas. It was mostly in Europe. And so now we will see how the Americas does in Q2.

Mark Murphy - First Albany Corp. — Analyst

So at a macro kind of spending level, there is nothing that indicates to you that there was some kind of a change in tone or a change in the large deal portion of the pipeline moving forward?

Godfrey Sullivan - Hyperion — Pres, CEO

No, I didn’t see anything at the macro level. I’m not describing a change in tone. I think it is just more of a Q4 to Q1 seasonality issue.

Mark Murphy - First Albany Corp. — Analyst

Okay. Thank you.

Godfrey Sullivan - Hyperion — Pres, CEO

Thanks, Mark.

Operator

Next is Charlie Chen with Needham & Company.

Charlie Chen - Needham & Company — Analyst

Thanks a lot. A follow-up question on the Performance Suite, along selling the Performance Suite into the Hyperion installed base, how much of that is happening outside of the finance organization?

Godfrey Sullivan - Hyperion — Pres, CEO

Hi, Charlie. I guess I will — - David is not — - his DNA does not allow him to give anecdotal information. So I will give you one example. We had one example where a customer had a lot of shelf ware with one of our competitor’s relational reporting products and they said we’re tired of paying maintenance on products that we’re not using. So we came in, we did a proof of concept. They liked what they saw. They bought our product. And it wasn’t like they unplugged the competitor’s product. They were never using it to begin with so we had one of those. We had another one where we had a customer who had a little of everything. Great big West Coast technology company — had something of everything. They did benchmarks, looked at all the products, chose Performance

Final Transcript

HYSL — Q1 2005 Hyperion Earnings Conference Call

Suite to expand now from hundreds of users to 30,000 users worldwide. That was the scope of the benchmark. So that was a good just head-on compete. You see others where you will have one of our customers in the financial applications area who says, “oh, I can get both your applications and I can get the best relational reporting dashboarding to support that effort so I can pump data out of the apps into your dashboards, and deploy those as my dashboard tools. Great. So I will buy the integrated suite that includes the applications, plus” -- in that case, we didn’t replace anything. We didn’t displace anybody. In fact the compete wasn’t even built around the query and reporting tool, it was around the financial application but they took the reporting tools as a part of the suite. So you see a little bit of everything right now. And I think the reason why David was a little hesitant to give you numbers is because we’re seeing a blend of activity. All of it is encouraging but it is not so sizable yet that we can start to put trends and data against it.

Charlie Chen - Needham & Company — Analyst

Right. And how often are those -- are they typically competitive? Or are there instances where there is no competition? What do you see there?

Godfrey Sullivan - Hyperion — Pres, CEO

Oh, it is all of the above. Some of the smaller transactions that come in are not competitive. We sell on reputation. Certainly, most of the larger transactions are.

Charlie Chen - Needham & Company — Analyst

Okay. Great. One follow-up question on DB2 and IBM. Is there any lag, a one-quarter lag, on that indirect business? Or is it typically business that happens in that quarter from IBM and related to DB2?

Godfrey Sullivan - Hyperion — Pres, CEO

Well it is twofold Charlie. One it is a typically a 90 day to 120-day lag between the time we ship Essbase and the time it shows up in the marketplace as that version of DB2. And of course we report our IBM revenues in arrears by 90 days. So you can easily say it is 6 months difference delta between the time we ship a product and the time it shows up in our coffers out of the IBM relationship.

Charlie Chen - Needham & Company — Analyst

Okay. Great. Thanks a lot.

Godfrey Sullivan - Hyperion — Pres, CEO

Thanks a lot.

Operator

Next is Peter Goldmacher with SG Cowen.

Peter Goldmacher - SG Cowen — Analyst

Hi, guys. I actually will have one question but it is in two parts. The first part is how do you define a new customer?

David Odell - Hyperion — CFO, Corp. VP

Peter, this is David. We define a new customer as two ways: One is a customer who has never bought from Hyperion before. That’s the simple part; and the second way is a customer where it is a division or a subsidiary that negotiates and executes a stand-alone software licensing agreement. Okay? So we are much more conservative in our customer count than what you see other companies do. That’s a new customer for Hyperion.

Peter Goldmacher - SG Cowen — Analyst

Okay. So an existing customer buying a different product is not a new customer?

David Odell - Hyperion — CFO, Corp. VP

Absolutely not.

Peter Goldmacher - SG Cowen — Analyst

Okay. Great. Well Micro Strategy defines it differently.

David Odell - Hyperion — CFO, Corp. VP

I understand and that’s why we’ve been very clear and happy to explain to people how we define the customers.

Peter Goldmacher - SG Cowen — Analyst

So part two is when you talk about your multiple entry points into customers, do you do a break down what your most frequent entry point is?

Godfrey Sullivan - Hyperion — Pres, CEO

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HYSL — Q1 2005 Hyperion Earnings Conference Call

Well, from a size and just pure count basis, Performance Suite was our number one contributor of new customers for the last 3 quarters in a row. And Essbase was number two. So you would have to say that our platform business gets into new customers most frequently, and they tend to offer those relationships expand into the financial products area.

Peter Goldmacher - SG Cowen — Analyst

Great. Thanks, guys.

Godfrey Sullivan - Hyperion — Pres, CEO

Thanks, Peter.

Operator

Next we have Robert Schwartz with Jefferies & Company.

Robert Schwartz - Jefferies & Company — Analyst

Yes, some of your competitors talk about standardization as a driver for deals, particularly large deals and you talked a little bit around it but I haven’t heard you utter the word. I’m wondering if you’re seeing enterprise-wide standardization around your products, including the Performance Suite as a driver for business, particularly large deals? And as part of that, is that particular in any one industry or any one vertical?

Godfrey Sullivan - Hyperion — Pres, CEO

This is Godfrey. You know, standardization is a funny thing. It occurs in some products more than others. So if you asked me that question around the strategic modeling products, I would say no, there is no standardization going on. If you asked me for that for HFM, I would say we are the standard. All the standardization is complete. If you asked me that for Essbase, I would say yes we’re the gold standard. And so it depends what product you’re in. When it comes to purely relational reporting then yes, I would say that there is some standardization push going on in customers who are trying to reduce the number of vendor relationships they have. And we fully expect to be a beneficiary of that over time because Hyperion has a trusted relationship with the customer as it is. So there is some of that, but it certainly is not the number one activity or demand driver that we see in that marketplace. Mostly it is still customers trying to get jobs done.

Robert Schwartz - Jefferies & Company — Analyst

Sure. Are you seeing any of it around the Performance Suite?

Godfrey Sullivan - Hyperion — Pres, CEO

Yes, to the extent that I see it, it tends to be in the Performance Suite area. IT tends to be a little bit more standards driven than other folks. And so you hear a little bit more out of that in the conversation. But if you look at all the new customers that we acquired during the quarter, that wasn’t as much a standardization play as it was just people trying to solve a pain point. So you see some of it — that’s where you see it most.

Robert Schwartz - Jefferies & Company — Analyst

Okay. Thank you.

Godfrey Sullivan - Hyperion — Pres, CEO

Thank you.

Operator

Next, with SIG we have Jason Craft.

Jason Kraft - SIG — Analyst

Thanks. David, just to help us with the revenue models, was Essbase license revenue greater than $20 million or less than in the quarter? And with the HFM and Planning growing double digit license revenue year over year, was that more than 20% or less than 20%? Thanks.

David Odell - Hyperion — CFO, Corp. VP

Thank you, Jason and thanks for your interest. We’ve been not disclosing product level revenues because what we’re finding is the go-to-market model that Burton has been put in place is all around what is the customer requirement? What do we need to do to help that customer be successful? And so what Godfrey described earlier — the strategic account manager, the named account manager, they don’t have product level quotas and we don’t go to market at that product level. We go to the customer need level. So I’m just giving you some of that background as a reminder that we don’t go in and disclose the revenues and talk about that. We try to give enough color around the quarter so people can understand what the relative strengths were, what the shape of the quarter looked like, and what the flavor was. And so when you look at the earnings release and the commentary that we’ve had today, it has really been highlighting the strength of Planning and Financial Management. And then Performance Suite continues to do well. We’re very proud of the execution that we had on the Brio transaction and Essbase, I guess to say, it is what it is and we’re looking forward to calendar ’05 as 7X really kicks in. And that’s

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HYSL — Q1 2005 Hyperion Earnings Conference Call

been our view on 7X since November of 2002 when we previewed it to the Street. So that is just kind of a shape for the quarter.

Jason Kraft - SIG — Analyst

All right. Because I mean we know, again everything is licensed separately. I was just trying to -- I mean at least from my perspective, just trying to gauge kind of directionally if the momentum on HFM is still growing at a 20% clip year over year because that is pretty much what it did for fiscal ‘04? And if comp does get a little tougher, just trying to — I mean for a lot of us who try to build out detailed license revenue models, any color would be helpful, thanks.

David Odell - Hyperion — CFO, Corp. VP

Right. We’ve kind of explored the color that we disclosed so far. That’s really how we’re running the disclosures and how we’re trying to communicate with our shareholders as far as what the numbers are.

Linda Snyder - Hyperion – Director, Investor Relations

Operator we have time for one more question.

Operator

The last question will come from John Torrey with Adams Harkness.

John Torrey - Adams Harkness, Inc. — Analyst

Good afternoon. Just a quick question on ASPs. Can you let us know what you expect with ASPs in terms of a trend, particularly if you have continuing and growing success on the Performance Suite side with new customers?

Godfrey Sullivan - Hyperion — Pres, CEO

This is Godfrey. I would expect for ASPs to return over to a more normalized basis. Q1 was a bit of an aberration, just from the standpoint that there were fewer large deals. So as you get back into a quarter where you have a more normalized level of activity with larger transactions, even with the activity we have around Intelligence and Performance Suite and the new customers, that ASP’s should creep back up to more historical levels.

John Torrey - Adams Harkness, Inc. — Analyst

Okay. Thank you.

Godfrey Sullivan - Hyperion — Pres, CEO

Thanks a lot.

Linda Snyder - Hyperion – Director, Investor Relations

Thank you for joining us today. We’re going to bring our call to a close.

Godfrey Sullivan - Hyperion — Pres, CEO

And I would just like to encourage everyone to join us in Santa Clara November 11 for our analyst day. We look forward to seeing you then and taking you through a lot more information around our long-term product direction. Thanks everybody.

Operator

And once again this will include today’s Hyperion Solutions Corporation’s first quarter fiscal 2005 earnings conference call. Thank you all for joining us today.

Hyperion Solutions Q1 FY05 Earnings Conference Call Godfrey Sullivan, President & CEO David Odell, CFO

Safe Harbor Statement Statements in this conference call other than statements of historical fact are forward-looking statements, including, but not limited to, statements concerning expected future financial results, the potential success of anticipated product offerings, and the potential market opportunities for Business Performance Management software. Such statements constitute anticipated outcomes and do not assure results. Actual results may differ materially from those anticipated by the forward-looking statements due to a variety of factors, including, but not limited to the company's failure to successfully drive increases in software license revenue (by both increasing sales of newer products, and limiting fall off of older product revenue), significant product quality problems, failure to successfully drive partner revenue, failure to continue the successful integration of the Brio business, significant strengthening of the dollar against key European currencies, the impact of competitive products and pricing, a decline in customer demand, and technological shifts. For a more detailed discussion of factors that could affect the company's performance and cause actual results to differ materially from those anticipated in the forward-looking statements, interested parties should review the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10- K filed on September 13, 2004. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Hyperion Solutions Q1 FY05 Earnings Conference Call Performance Overview Godfrey Sullivan President & CEO

Q1 FY05 - Very Solid Results Growth across 3 geographic regions Increasing Strength of Business Performance Management Category Hyperion Planning & Financial Management -- double- digit growth Hyperion Strategic Finance -- largest transaction ever Selling BI beyond installed base Pro Forma Operating Margin Expansion

Hyperion Solutions Q1 FY05 Earnings Conference Call Financial Highlights David Odell CFO

Solid Q1 FY05 Revenues

Hyperion

($ in millions)

	Quarter-ended 9/30/04	Year-over-year Growth
Software License	$ 57.4	33%
Maintenance	$ 71.4	29%
Consulting & Training	$ 30.7	22%
Total Revenues	$ 159.5	29%

Copyright © 2004, Hyperion. All rights reserved.
6

Solid Q1 FY05 Revenues ($ in millions)

Hyperion

	Year-over-year Growth
Software License	30%
Maintenance	26%
Consulting & Training	19%
Total Revenues	26%

Copyright © 2004, Hyperion. All rights reserved.
7

Q1 FY05 Revenue Growth on Constant Currency Basis

Key Metrics

Hyperion

Copyright © 2004, Hyperion. All rights reserved.

8

Key Metrics Average Selling Price of $110K 274 New Customers 27% License Revenue via Partners Approximately 50% Performance Suite transactions sold into Hyperion installed base

Expanding Q1 FY05 Pro Forma Profitability

Hyperion

	Q1 FY05	Q1 FY04
Operating margins (GAAP basis)	10.4%	12.0%
Operating margins (pro forma basis)	14.2%	12.4%

Copyright © 2004, Hyperion. All rights reserved.
9

Expanding Q1 FY05 Pro Forma Profitability

Cash and Liquidity Remain Strong

Hyperion

	($ in millions)
Cash, cash equivalents & ST investments @ 6/30/04	**$ 368**
Cash flow from operations	$ 30
Stock repurchases	$ (35)
Cash, cash equivalents & ST investments @ 9/30/04	**$ 363**

Copyright © 2004, Hyperion. All rights reserved.
10

Cash and Liquidity Remain Strong ($ in millions)

$75M Stock Repurchase Program

Hyperion

(as of market close 9/30/04)

	Shares Repurchased	Cost	Weighted Ave. Cost
Q4 FY04	153K	$6.1M	$39.96
Q1 FY05	941K	$35.2M	$37.35
Total	1.1M	$41.3M	$37.71

Total Remaining Under the Program: **$33.7M**

Copyright © 2004, Hyperion. All rights reserved.
11

$75M Stock Repurchase Program (as of market close 9/30/04)

Total Revenue $166 - 170 M GAAP EPS $0.24 - $0.29 Tax Rate 35% Diluted Shares Outstanding 40.5 M Non-GAAP pro forma EPS $0.37 - $0.42* * Reconciliation of GAAP EPS to non-GAAP pro forma EPS in Hyperion earnings release dated 10/21/04 Q2 FY05 Guidance

Q1 FY05 Financial Summary

Hyperion

Copyright © 2004, Hyperion. All rights reserved.
13

Q1 FY05 Financial Summary Solid Results Further Pro Forma Margin Expansion Strong Balance Sheet Supports Growth Objectives Continued Market Share Gains via Profitable License Revenue Growth

Hyperion Solutions Q1 FY05 Earnings Conference Call Hyperion Momentum Godfrey Sullivan President & CEO

Major Q1 Customer Wins ABB (Switzerland) AstraZeneca UK Limited (UK) De Lage Landen International (Netherlands) District of Columbia (US) Fiat S.p.A. (Italy) GlaxoSmithKline (US) Group Health Cooperative (US) ITOCHU International, Inc. (US) OMV AG (Austria) Serco Group Plc (UK) Stork NV (Netherlands) University of California, Los Angeles Campus (US)

Essbase 7X Successful Marketing Launch in September Receiving Accolades from Industry Analysts Live Essbase 7X Customers Abercrombie & Fitch ABN AMRO Bank Hannover Re Hudson Advisors La Bella Easo Verizon

Fall 2004 Analyst Day

Hyperion

We hope to see you on November 11th!

Copyright © 2004, Hyperion. All rights reserved.
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Fall 2004 Analyst Day Date: November 11, 2004 Time: 1:00pm PT - 7:00pm PT Location: Santa Clara, CA We hope to see you on November 11th!

Hyperion Solutions Q1 FY05 Earnings Conference Call Q&A